Exhibit 107

Calculation of Filing Fee Tables

Form S-8

(Form Type)

Vapotherm, Inc.

(Exact name of registrant as specified in its charter)

Table 1: Newly Registered Securities

Security type	Security class title	Fee calculation rule	Amount registered(1)	Proposed maximum offering price per unit	Maximum aggregate offering price	Fee rate	Amount of registration fee

Equity - Vapotherm, Inc. 2018 Employee Stock Purchase Plan	Common Stock, par value $0.001 per share	Other	61,658 shares(2)	$0.79(3)	$48,709.82	$147.60 per $1,000,000	$ 7.19

Equity - Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan	Common Stock, par value $0.001 per share	Other	656,632 shares(4)	$0.93(5)	$610,667.76	$147.60 per $1,000,000	$ 90.13

Total Offering Amounts					$659,377.58		$ 97.32

Total Fee Offsets							$0

Net Fee Due							$ 97.32

(1)

Pursuant to Rule 416(a) under the Securities Act of 1933, as amended, this Registration Statement on Form S-8 (this “Registration Statement”) also covers such additional shares of common stock, par value $0.001 per share (the “Common Stock”) of Vapotherm, Inc. (the “Registrant”) as may be issued to prevent dilution from stock splits, stock dividends and similar transactions.

(2)

Represents 61,658 shares of Common Stock that were automatically added to the shares authorized for issuance under the Vapotherm, Inc. 2018 Employee Stock Purchase Plan (the “ESPP”) on January 1, 2024 pursuant to an “evergreen” provision contained in the ESPP. The “evergreen” provision provides that on each January 1st from January 1, 2020 through January 1, 2028, the number of shares of Common Stock available for issuance under the ESPP will automatically increase annually in an amount equal to the lesser of (i) 1% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date, up to a maximum of 217,662 shares in the aggregate, such shares as adjusted to give effect to the 1 for 8 reverse stock split of the Common Stock, effected on August 17, 2023.

(3)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) and is based on $0.79, which is 85% of the average of the high and low prices of the Registrant’s Common Stock as reported by the OTCQX Market on February 26, 2024. Pursuant to the ESPP, the purchase price of the shares of Common Stock will be 85% of the lower of the fair market value of the Common Stock on the first trading day of the offering period or on the purchase date.

(4)

Includes 246,632 shares of Common Stock that were automatically added to the shares authorized for issuance under the Vapotherm, Inc. Amended and Restated 2018 Equity Incentive Plan (the “2018 Plan”) on January 1, 2024 pursuant to an “evergreen” provision contained in the 2018 Plan. The “evergreen” provision provides that on each January 1st from January 1, 2019 through January 1, 2028, the number of shares of Common Stock available for issuance under the 2018 Plan will automatically increase annually in an amount equal to the lesser of (i) 4% of outstanding shares of the Registrant’s Common Stock as of the close of business on the immediately preceding December 31st or (ii) the number of shares determined by the Registrant’s board of directors on or prior to such date., such shares as adjusted to give effect to the 1 for 8 reverse stock split of the Common Stock, effected on August 17, 2023. In addition, includes an additional 410,000 shares of Common Stock authorized for issuance under the 2018 Plan as approved by the Registrant’s Board of Directors effective February 27, 2024.

(5)

Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457(c) and Rule 457(h) based on the average of the high and low prices of the Registrant’s Common Stock as reported by the OTCQX Market on February 26, 2024 to be $0.88 and $0.97, respectively.